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                           APPLIED MICROSYSTEMS CORPORATION
                                5020 148TH AVENUE N.E.
                              REDMOND, WASHINGTON 98052

                                  DECEMBER 21, 1998

To our Shareholders:

     Your Board of Directors has adopted a Shareholder Rights Plan (the "Rights Plan"). To implement the Rights Plan, the Board of Directors has declared a dividend distribution of preferred share purchase rights (the "Rights") on the outstanding shares of the Company's common stock. This letter describes the Rights Plan and the Board's reasons for adopting it. The accompanying summary of Rights describes the terms of the Rights as set forth in the Rights Plan pursuant to which the Rights have been issued.

     The Rights are designed to protect and maximize the value of your interest in the Company. We believe that the Rights Plan, while not intended to prevent a takeover, will provide protection to you, our shareholders, from the abusive and coercive tactics that can occur in unsolicited takeover transactions.

     The Rights contain provisions to protect shareholders in the event of an unsolicited takeover attempt through such methods as a gradual accumulation of shares in excess of 15% of the outstanding stock followed by a two-tier tender offer or other tactics that do not treat all shareholders equally. These tactics may unfairly pressure shareholders, deprive them of the full value of their shares, or force them out of their investment without giving them any meaningful choice. With hundreds of other companies having established shareholder rights plans, we consider the Rights Plan to be the best available means of protecting the full value of your investment in the Company, while not preventing a fair acquisition offer for the Company.

     The Rights will initially trade with shares of the Company's common stock and have no impact on the way in which you can presently trade the Company's stock. As explained in more detail in the attached Summary of Rights, the Rights are not exercisable until after a person or group announces the acquisition of 15% or more of the Company's outstanding common stock or the commencement of a tender offer which would result in ownership by the person or group of 15% or more of the outstanding common stock.

     In implementing this Rights Plan, we have exercised our continued confidence in the Company's future and our determination that you, our shareholders, be given every opportunity to participate fully in that future.

                              On behalf of the Board of Directors,


                              Anthony A. Miadich
                              Chairman of the Board of Directors